THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED NOVEMBER 15, 1996, AND THE RELATED LETTER OF TRANSMITTAL, AND IS NOT BEING MADE TO NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF KK ACQUISITION CORP. BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                       ALL OF THE ISSUED AND OUTSTANDING
                             SHARES OF COMMON STOCK
                  (INCLUDING PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                        KASH N' KARRY FOOD STORES, INC.
                                       AT
                              $26.00 NET PER SHARE
                                       BY
                             KK ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                               FLI HOLDING CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                                FOOD LION, INC.

    KK Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Food Lion, Inc., a North Carolina corporation ("Parent"), is offering to purchase all of the outstanding shares of the common stock, par value $.01 per share (the "Shares"), of Kash n' Karry Food Stores, Inc., a Delaware corporation (the "Company"), including the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 13, 1995, between the Company and Fleet National Bank (successor to Shawmut Bank Connecticut, N.A.), as Rights Agent, as amended by the First Amendment to Rights Agreement dated June 13, 1995 and the Second Amendment to Rights Agreement dated as of October 30, 1996 (the "Rights Agreement"), at a price of $26.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 15, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Subject to satisfaction of the conditions to (as set forth in the Offer to Purchase), and successful completion of, the Offer, Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent. All references herein to the Rights include all benefits which may inure to Stockholders of the Company pursuant to the Rights Agreement, and unless the context requires otherwise, all references herein to Shares include the Rights.

    Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to such terms in the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 13, 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF SHARES MAY BE WITHDRAWN ONLY UNDER THE CIRCUMSTANCES DESCRIBED IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST A MAJORITY OF SHARES OUTSTANDING.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 31, 1996 (THE "MERGER AGREEMENT"), AMONG PARENT, PURCHASER AND THE COMPANY PURSUANT TO WHICH, FOLLOWING THE CONSUMMATION OF THE OFFER, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"). ON THE EFFECTIVE DATE OF THE MERGER, EACH OUTSTANDING SHARE WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $26.00 IN CASH, WITHOUT INTEREST.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Parent and Purchaser have entered into a Stockholders Agreement with the Company and certain stockholders of the Company, pursuant to which, among other matters, such stockholders have agreed to tender in the Offer, and Purchaser has the right to acquire, upon the terms and subject to the conditions of the Stockholders Agreement, approximately 67 percent of the Company's outstanding Shares.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by purchaser pursuant to the Offer or in connection with the Merger.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn, as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Purchaser's acceptance of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for tendered Shares be paid regardless of any delay in making such payment.

    The term "Expiration Date" means 12:00 midnight New York City time, on December 13, 1996, unless and until Purchaser, in accordance with the terms and conditions of the Offer and the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Any such extension will be followed by a public announcement thereof not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

    Except as otherwise provided in the Offer to Purchaser, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 14, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the third sentence of this paragraph. All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in the Offer to Purchase.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and all relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE BY STOCKHOLDERS WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            GEORGESON & COMPANY INC.

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800
                         CALL TOLL FREE: 1-800-223-2064

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

               BY MAIL:                        BY HAND/OVERNIGHT DELIVERY:
   ChaseMellon Shareholder Services,        ChaseMellon Shareholder Services,
                L.L.C.                                   L.L.C.
       Reorganization Department                Reorganization Department
             P.O. Box 798                             120 Broadway
            Midtown Station                            13th Floor
          New York, NY 10018                       New York, NY 10271

                           BY FACSIMILE TRANSMISSION:
                                 (201) 329-8938
                        (For Eligible Institutions Only)
                             Confirm by Telephone:
                        (201) 296-4209 or (201) 296-4381

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.
                                270 Park Avenue
                            New York, New York 10017
                                 (212) 270-0892

November 15, 1996